QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 5.1

    January 10, 2002

Micron Technology, Inc.
8000 South Federal Way
Boise, Idaho 83707-0006

  Re: Registration Statement of Form S-3

Ladies and Gentlemen:

    We are acting as counsel for Micron Technology, Inc., a Delaware corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of such shares of Common Stock, $0.10 par value (the "Common Stock"), of the Company, as may be required for issuance upon the exercise of Warrants (the "Warrant Shares"). The Warrant Shares are to be offered and sold by certain securityholders of the Company (the "Selling Securityholders"). In this regard we have participated in the preparation of a Registration Statement on Form S-3 relating to the Warrant Shares (such Registration Statement, as it may be amended from time to time, is herein referred to as the "Registration Statement").

    In connection herewith, we have examined and relied without independent investigation as to matters of fact upon such certificates of public officials, such statements and certificates of officers of the Company and originals or copies certified to our satisfaction of the Registration Statement, the articles of incorporation and bylaws of the Company as amended and now in effect, proceedings of the board of directors of the Company and such other corporate records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render this opinion. In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

    This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date. We express no opinion as to the effect on rights under the agreements of any statute, rule, regulation or other law which is enacted or becomes effective after, or of any court decision which changes the law relevant to such rights which is rendered after, the date of this opinion or the conduct of the parties following the closing of the contemplated transaction. In addition, in rendering this opinion, we assume no obligation to revise or supplement this opinion should the present laws of the jurisdictions mentioned herein be changed by legislative action, judicial decision or otherwise.

    Based upon and subject to the foregoing, we are of the opinion that the Warrant Shares have been duly authorized and, when issued by the Company upon exercise of the Warrants in accordance with the Warrant Agreement, dated as of July 18, 2001, between the Company and Wells Fargo Bank Minnesota, N.A., as warrant agent, will be legally issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Validity of Common Stock" in the Registration Statement and the Prospectus included therein.

Sincerely,
/s/ Wilson Sonsini Goodrich & Rosati, P.C.
WILSON SONSINI GOODRICH & ROSATI Professional Corporation

QuickLinks

  EXHIBIT 5.1